Free Writing Prospectus pursuant to Rule 433 dated August 19, 2021

Registration Statement No. 333-253421

Leveraged Buffered FTSE® 100 Index-Linked Notes due

OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be August 24, 2023) is based on the performance of the FTSE® 100 Index as measured from the trade date (expected to be August 20, 2021) to and including the determination date (expected to be August 21, 2023).

If the final underlier level on the determination date is greater than the initial underlier level (set on the trade date and may be higher or lower than the actual closing level of the index on such date), the return on your notes will be positive and will equal 1.25 times the underlier return, subject to the maximum settlement amount of at least $1,292 (set on the trade date) for each $1,000 face amount of your notes. If the final underlier level declines by up to 10% from the initial underlier level, you will receive the face amount of your notes.

If the final underlier level declines by more than 10% from the initial underlier level, the return on your notes will be negative and you will lose approximately 1.1111% of the face amount of your notes for every 1% that the final underlier level has declined below 90% of the initial underlier level.

You could lose a significant portion of the face amount of your notes.

You should read the accompanying preliminary pricing supplement dated August 18, 2021, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP / ISIN:	40057JBN5 / US40057JBN54
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlier:	the FTSE® 100 Index (current Bloomberg symbol: “UKX Index”)
Payment amount at maturity (for each $1,000 face amount of your notes):

▪    if the underlier return is positive, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.25 times (c) the underlier return, subject to the maximum settlement amount;

▪    if the underlier return is zero or negative but not below -10%, $1,000; or

▪    if the underlier return is negative and is below -10%, the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate times (b) the sum of the underlier return plus 10% times (c) $1,000.

Initial underlier level:	to be determined on the trade date
Final underlier level:	the closing level of the underlier on the determination date
Cap level:	at least 123.36% of the initial underlier level
Maximum settlement amount:	at least $1,292
Participation rate:	125%
Underlier return:	the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage
Buffer level:	90% of the initial underlier level
Buffer rate:	the quotient of the initial underlier level divided by the buffer level, which equals approximately 111.11%
Trade date:	expected to be August 20, 2021
Settlement date:	expected to be August 25, 2021
Determination date:	expected to be August 21, 2023
Stated maturity date:	expected to be August 24, 2023
Estimated value range:	$925 to $955 (which is less than the original issue price; see accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Free Writing Prospectus pursuant to Rule 433 dated August 19, 2021

Registration Statement No. 333-253421

Hypothetical Payment Amount At Maturity*

Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
200.000%	129.200%
185.000%	129.200%
160.000%	129.200%
135.000%	129.200%
123.360%	129.200%
105.000%	106.250%
103.000%	103.750%
101.000%	101.250%
100.000%	100.000%
97.000%	100.000%
92.000%	100.000%
90.000%	100.000%
80.000%	88.888%
70.000%	77.777%
50.000%	55.555%
25.000%	27.778%
0.000%	0.000%
*assumes a cap level of 123.360% of the initial underlier level

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 22, general terms supplement no. 2,913 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 22, general terms supplement no. 2,913 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 22, general terms supplement no. 2,913 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•	Preliminary pricing supplement dated August 18, 2021
•	General terms supplement no. 2,913 dated June 17, 2021
•	Underlier supplement no. 22 dated July 26, 2021
•	Prospectus supplement dated March 22, 2021
•	Prospectus dated March 22, 2021

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Free Writing Prospectus pursuant to Rule 433 dated August 19, 2021

Registration Statement No. 333-253421

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 2,913, accompanying underlier supplement no. 22, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913 and “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 22, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

■   The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

■ You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
■ We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price ■ The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

■   If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

Additional Risks Related to the Underlier

■  An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

■  Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

■ The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor ■ The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other Than the Determination Date

Risks Related to Tax

■   The Tax Consequences of an Investment in Your Notes are Uncertain

■   Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

■ You May Lose Your Entire Investment in the Notes
■ Your Notes Do Not Bear Interest
■ The Potential for the Value of Your Notes to Increase Will Be Limited

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 2,913:

■  Risks Related to Structure, Valuation and Secondary Market Sales

■   If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner

■   The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable

■   Past Performance is No Guide to Future Performance

■   Your Notes May Not Have an Active Trading Market

The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes

■   The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

■   Other Investors in the Notes May Not Have the Same Interests as You

■   Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

■   Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes

■   Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

■   You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes■   Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

■   The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

■   Certain Considerations for Insurance Companies and Employee Benefit Plans

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Free Writing Prospectus pursuant to Rule 433 dated August 19, 2021

Registration Statement No. 333-253421

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 22:

Risks Relating to Securities Linked to Underliers

■   The Policies of an Underlier Sponsor, if Applicable, and Changes that Affect an Underlier to Which Your Securities are Linked, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value

■   Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises an Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Underlier Stock Issuers, There Is No Affiliation Between the Underlier Stock Issuers or Any Underlier Sponsor and Us

Additional Risks Relating to Securities Linked to Underliers Denominated in Foreign Currencies or that Contain Foreign Stocks

■   If Your Securities Are Linked to Underliers That Are Comprised of Underlier Stocks Which Are Traded in Foreign Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, the Return on Your Securities Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

■   The Return on Indexed Notes May Be Below the Return on Similar Securities

■   The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note

■   An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

■   An Index to Which a Note Is Linked Could Be Changed or Become Unavailable

■   We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note

■   Information About an Index or Indices May Not Be Indicative of Future Performance

■   We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

■   The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.

■ The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.